EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of July 25, 2007 (the “Effective Date”), by and between XLNT Veterinary Care, Inc. (“Company”) and Robert Wallace (“Executive”).

RECITALS

          A. Executive has been employed by the Company as its Chief Executive Officer, but his employment relationship has not been the subject of a formal employment agreement.

          B. Company and Executive desire to enter into the Agreement as of the date hereof, which shall supersede any and all prior agreements, arrangements or understandings relating to Executive’s employment.

          C. Company has agreed to merge with Echo Healthcare Acquisition Corp. (“Echo”) pursuant to an Amended and Restated Agreement and Plan of Merger by and among Echo, Pet DRx Acquisition Company and the Company dated as of February 16, 2007 (the “Merger Agreement”).

          D. Following the closing of the merger contemplated in the Merger Agreement, it is contemplated that Executive will continue to remain employed subject to the terms and conditions set forth herein.

          The parties hereby agree as follows:

          1. Position and Duties. Executive shall serve as Chief Executive Officer of the Company. Executive’s duties and responsibilities be limited to strategic vision, investor relations and business development and such other duties as may be determined in consultation with the Company’s Board of Directors (“Board of Directors”). The parties expressly acknowledge and agree that Executive shall not be deemed the “principal executive officer” of Company for purposes of signing the certifications and related materials contemplated by Rule 13a-14 of the General Rules and Regulations Under the Securities Exchange Act of 1934, as amended. Executive shall perform faithfully, cooperatively and diligently all of his job duties and responsibilities. Executive agrees to and shall devote his full business time, attention and effort to the business of the Company, its subsidiaries and affiliates, provided that Executive shall be permitted to (i) engage in political activities, (ii) serve on the board of directors of other companies and (iii) engage in activities for non-profit institutions, to the extent that the activities described in the foregoing clauses (i), (ii) and (iii) do not interfere or conflict with Executive’s obligations hereunder, and provided that all such activities, and Executive’s expected time commitments in respect thereof, are disclosed to the Board of Directors.

          2. Employment Term and Termination. The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until the third anniversary thereof (the “Initial Term”). Thereafter, the term of Executive’s employment shall continue for additional one-year periods unless terminated by either Executive or the Company upon no less than 30 days prior written notice prior to the end of the Initial Term or any such additional one-year period. The entire term of Executive’s employment hereunder is referred to as the “Employment Term.” Subject to the terms of this Agreement, including, without limitation, Section 8 and Section 11 hereof, either party may terminate this Agreement at any time prior to the expiration of the Employment Term, for any reason, with or without “Cause” or “Good Reason.” This Agreement will automatically terminate upon Executive’s death. Upon termination of this Agreement, Executive shall be entitled only to the Accrued Obligations, except as otherwise provided in Section 8.

          3. Compensation.

                    3.1. Base Salary. As compensation for Executive’s performance of his duties hereunder, Company shall pay to Executive an initial base salary of Twenty-Five Thousand Dollars ($25,000) per month, starting on the date hereof, which if annualized, would represent Three Hundred Thousand Dollars ($300,000) (“Annual Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In January 2008 and in January each year thereafter, the Board of Directors shall review Executive’s Annual Base Salary and consider an increase thereto. In addition, the Board of Directors may decrease Executive’s Annual Base Salary in the event that the Board of Directors determines that financial exigencies require such decrease, provided that the compensation of all executives of the Company is also reduced at the same time in a substantially commensurate manner. Any increase or decrease in Executive’s Annual Base Salary (together with the then existing Annual Base Salary) shall serve as the “Annual Base Salary” for future employment under this Agreement.

                    3.2. Annual Bonus. In addition to the Annual Base Salary, Executive shall be eligible to receive an annual cash bonus in an amount equal to at least fifty percent (50%) of Executive’s then Annual Base Salary based upon the satisfaction of certain objective criteria and performance standards established by the Board of Directors (or the Compensation Committee, as applicable).

                    3.3. Stock Options. Pursuant to a separate written option agreement, Executive shall be granted an option under the Company’s option plan to purchase that number of shares Company common stock equal to one-half percent (0.5%) of the issued and outstanding shares of Company common stock, calculated immediately after the closing of the merger comtemplated by the Merger Agreement. The exercise price of such option shall be the Parent Common Stock Per Share Issue Price (as defined in the Merger Agreement), unless such price shall give rise to liability under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in which case the exercise price shall be equal to the fair market value of the Company’s common stock on the date of grant. Such option shall vest in equal monthly installments over a period of forty-eight (48) months after the date of grant with such vesting accelerated in full if Executive is terminated without Cause or resigns for Good Reason. In addition, Executive shall be eligible to receive stock options, restricted stock or other equity incentive grants pursuant to one or more equity incentive plans offered by the Company from time to time, subject to the approval of the Board of Directors. Any and all stock options previously granted to Executive by Company will continue to vest throughout the Employment Term.

          4. Health and Welfare Benefit Plans. The Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under health and welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, health, medical prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to employees of the Company.

          5. Additional Benefits. Executive shall be entitled to all customary and usual fringe benefits provided to all other Company executives and shall be entitled to participate in all savings and retirement plans, practices, policies and programs generally applicable to employees of the Company that are in effect during the Employment Term, subject to the terms and conditions of Company’s benefit plan documents, as applicable. Company reserves the right to change or eliminate the fringe benefits or plans, practices and programs on a company-wide, prospective basis, at any time.

          6. Business Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

          7. Vacation. Executive shall be entitled to an aggregate of 20 business days of paid vacation, personal and sick days each calendar year, in accordance with the Company’s plans, policies and programs then in effect.

          8. Severance Package Upon Termination of Employment Other Than for Cause. If (i) the Company terminates Executive’s employment without Cause (other than due to Disability), or (ii) Executive resigns as an employee of the Company for Good Reason, the Company agrees to provide Executive with the Severance Package described in Section 8.1 below in accordance with the payment schedule set forth in Section 8.2 below.

                    8.1. Description of Severance Package. The “Severance Package” will consist of:

(a) all Accrued Obligations (defined below);

(b) a “Severance Payment” equal to twelve (12) months of Executive’s then in effect Base Salary; and

          (c) Upon termination of employment, Executive and Executive’s spouse and eligible dependents will be allowed to continue in Company’s group health insurance plan at Executive’s own expense for the period required and in accordance with Code Section 4980B (“COBRA”). However, if Executive elects COBRA coverage, Company will either (i) pay the first twelve (12) months of COBRA coverage, if Company’s health plan is a fully-insured health plan; or (ii) pay Executive an amount before tax withholding equal to each payment of premiums paid by Executive for the first twelve (12) months of COBRA coverage, if Company’s health plan is a self-funded health plan.

8.2. Payments.

          (a) The Severance Package will be paid less required deductions for state and federal withholding tax, social security and all other employment taxes as required by law. The Severance Payment described in Section 8.1(b) and the Accrued Obligations defined in Section 10.1 will be paid in a single lump sum payment on the date that is thirty (30) days after the Date of Termination (as defined in Section 12 below), unless otherwise required by law.

          (b) Executive shall designate a beneficiary to receive any payments due him under this Section 8 in the event of his death by filing a written designation with the Company. However, any such designation will only be effective if signed by Executive and received by the Company during Executive’s lifetime. Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases Executive or if Executive names a spouse as a beneficiary and the marriage is subsequently dissolved before Executive dies. If Executive dies without a valid beneficiary designation, all payments shall be made to Executive’s estate.

          (c) If a payment under this Agreement is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

          (d) As a condition of any obligation to provide any payments or benefits hereunder in connection with Executive’s termination of employment, Executive must execute (and not timely revoke) a mutual release in a form acceptable to the Company and Executive; provided, however, that the Company will not be required to release Executive from any claims (i) for which indemnification of any expense related thereto would not be provided under the Company’s Articles of Incorporation and Bylaws or that certain indemnification agreement previously entered into between Executive and Company (the “Employer Claims”) and (ii) any claim based on the fraud or intentional misconduct of Executive of any act that is determined to be a criminal act under any federal, state, or local law committed or perpetrated by Executive at any time prior to and through the date of termination.

          9. Section 409A of the U.S. Internal Revenue Code. If Executive is a “specified employee” within the meaning of Code Section 409A at the date of his termination of employment, then such portion of the payments that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be withheld, starting with the payments latest in time during such six (6)-month period, and paid to Executive during the seventh month following the date of his termination of employment.

          10. Definitions.

                    10.1. Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” shall mean: (i) payment of Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; and (ii) payment of any accrued vacation pay not yet paid by Company.

                    10.2. Cause. For purposes of this Agreement, “Cause” shall mean: (i) any willful, material violation of any law or regulation applicable to the business of the Company or any subsidiary of the Company; (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud; (iii) commission of an act of personal dishonesty which involves personal profit in connection with the Company or any subsidiary of the Company or in connection with a business relationship of the Company or any subsidiary of the Company with any other entity; (iv) disregard of the policies of the Company or any subsidiary of the Company, so as to cause material loss, damage or injury to the property, reputation or employees of the Company or any subsidiary of the Company if Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (v) continued failure by Executive to perform his duties hereunder if Executive has been given a reasonable opportunity to cure his failure; or (vi) material breach by Executive of his duties hereunder, including non-disparagement, or his duties of confidentiality set forth in a written agreement with the Company.

                    10.3. Disability or Disabled. For purposes of this Agreement, “Disability” or “Disabled” shall mean the inability of Executive due to illness or injury to perform each of his material duties under this Agreement for the duration of the short-term disability period under Company’s policy then in effect covering Executive, or in the absence of such policy, for a ninety (90) consecutive day period or one hundred and eighty (180) days (whether or not consecutive) in any three hundred and sixty-five (365) day period, as certified by a physician chosen by Company.

                    10.4. Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

          (a) A substantial diminution in Executive’s position, authority, duties or responsibilities as Chief Executive Officer as specifically enumerated in Section 1 of this Agreement, excluding (i) non-substantial changes in title or office, (ii) any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Company promptly after receipt of written notice thereof given by Executive and (iii) a diminution in Executive’s duties or responsibilities resulting from the employment of any other officer, so long as Executive retains the duties specified in Section 1 of this Agreement;

          (b) Any failure by Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by Company promptly after receipt of written notice thereof given by Executive;

(c) Any reduction in Executive’s Base Salary except in accordance with Section 3.1; or

          (d) The Company requiring Executive to be based or spend a material amount of time at any office or location that is more than twenty-five (25) miles away from the location where Executive was employed immediately prior to the date of this Agreement except for business trips required to perform his duties (which the parties acknowledge will be frequent).

          11. Notice of Termination. Any termination of this Agreement by the Company or Executive shall be communicated to the other party in a “Notice of Termination” given in accordance with Section 16.6. Any Notice of Termination related to a termination by Company for Cause or by Executive for Good Reason shall: (i) indicate the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) if the Date of Termination is other than the date of receipt of such notice, specify the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of Executive or Company hereunder or preclude Executive or Company from asserting such fact or circumstance in enforcing Executive’s or Company’s rights hereunder. Any termination by Company without Cause or by Executive without Good Reason must be preceded by thirty (30) days’ advance written notice in accordance with the terms of Sections 11 and 16.6 of this Agreement. If the Company terminates this Agreement with Cause or the Executive resigns without Good Reason, then the Company shall pay executive all Accrued Obligations in one lump sump within thirty (30) days after the Date of Termination.

          12. Date of Termination. “Date of Termination” means the date of expiration of the Employment Term, Executive’s death, Disability or the date of delivery of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if Executive’s employment is terminated by Company other than for Cause or Executive resigns without Good Reason, the Date of Termination shall be at least thirty (30) days after the date of the applicable Notice of Termination.

          13. Certain Payments. If, in the opinion of tax counsel selected by the Company and reasonably acceptable to Executive, Executive has received compensation hereunder which constitutes an “excess parachute payment,” as defined in Section 280G of the Internal Revenue Code, the Company will pay Executive an additional amount (the “Additional Amount”) equal to the sum of: (A) all taxes payable by Executive under Section 4999 of the Internal Revenue Code applicable to such “excess parachute payment” and the Additional Amount; and (B) all Federal, state and local income and employment taxes payable by Executive with respect to the Additional Amount. In the event that the amount of taxes payable by Executive under Section 4999 of the Internal Revenue Code applicable to any compensation paid pursuant to this Agreement is subsequently determined to be in excess of the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the payment of any Additional Amounts), the Company shall make additional payments of Additional Amounts to Executive in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess taxes) at the time such excess is finally determined. The portion of the Additional Amounts attributable to taxes paid by the Executive will be paid to the Executive within thirty (30) days after the date he remits the related taxes to the applicable taxing authorities.

          14. Nondisparagement; Confidentiality. Executive agrees not to disparage, defame or make any negative or critical public statements, whether verbally or in writing, regarding the personal or business reputation, technology, products, practices or conduct of Company or any of Company’s officers or directors. In addition, except as required by law, Executive shall not make any public statements regarding Company without the prior written approval of the Board of Directors. Additionally, the Company agrees not to disparage, defame or make any negative or critical public statements, whether verbally or in writing, regarding the personal or business reputation of Executive. In addition, Executive agrees to sign the Company’s standard confidentiality agreement.

          15. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Section 14 of this Agreement would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

          16. General Provisions.

                    16.1. Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

                    16.2. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                    16.3. Severability. In the event any provision of this Agreement is found to be unenforceable, invalid or illegal by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable, invalid or illegal provision shall be deemed deleted, and the legality, validity and enforceability of the remaining provisions shall not be affected thereby.

                    16.4. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

                    16.5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the California, without reference to its conflicts of laws principles.

                              Any claim, controversy or dispute between Executive and the Company (including without limitation the Company’s affiliates, officers, employees, representatives, or agents) arising out of or relating to the employment of Executive, the cessation of employment of Executive, or any matter relating to the foregoing shall be submitted to and settled by arbitration before a single arbitrator in a forum of the American Arbitration Association (“AAA”) located in Santa Clara County in the State of California and conducted in accordance with the National Rules for the Resolution of Employment Disputes.

                              In such arbitration: (a) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties, (b) the arbitrator shall have no authority to amend or modify any of the Company’s policies, and (c) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render their decision. Any arbitration award shall be final and binding upon the parties, and any court having jurisdiction may enter a judgment on the award.

                              The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by Executive, including without limitation any rights or claims Executive may have under the Age Discrimination in Employment Act of 1967, Section 1981, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1991, the Equal Pay Act, the Family and Medical Leave Act or any other federal, state or local laws or regulations pertaining to Executive’s employment or the termination of Executive’s employment.

                              All costs of said arbitration, including the arbitrator’s fees, if any, shall be borne equally by the parties, unless the arbitration decision and award provides otherwise. All legal fees incurred by each party in connection with said arbitration shall be borne by the party who incurs them, unless applicable statutory authority exist providing for the award of attorneys’ fees to a prevailing party and the arbitration decision and award provides for the award of such fees.

                    16.6. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by facsimile (with written confirmation of receipt); or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below or on the signature pages hereto (or to such other address as a party may designate by notice to the other parties):

If to Company:	XLNT Veterinary Care, Inc.Attention: Chairman of the Board
560 South Winchester Blvd.
San Jose, California 95128

If to Executive:	Robert Wallace
15466 Los Gatos Blvd. #109-352
Los Gatos, California 95032

Telephone: (408) 356-9576
Facsimile: (408) 356 - 7417

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

                    16.7. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. Each signatory below represents and warrants by his or her signature that he or she is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

                    16.8. Survival. Sections 8 (“Severance Package Upon Termination of Employment Other than for Cause”), 10 (“Definitions”), 11 (“Notice of Termination”), 14 (“Nondisparagement”), 15 (“Injunctive Relief”), 16 (“General Provisions”) and 17 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

          17. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

          18. Indemnification and Insurance. The Company shall indemnify Executive in accordance with its articles or incorporation and bylaws. The Company shall maintain an amount of director’s and officer’s liability insurance consistent with similarly situated entities, and Executive shall at all times during the Employment Term be covered by such policy.

[Remainder of Page Intentionally Left Blank]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	EXECUTIVE

/s/ Robert Wallace

Robert Wallace

Dated:	XLNT VETERINARY CARE, INC.

	By:	/s/ Zubeen Shroff

Name: Zubeen Shroff
Title: Chairman of the Board of Directors

[Signature Page to Robert Wallace Employment Agreement]